Exhibit 99.7
LAST UPDATED     4/25/07
Pinnacle West Capital Corporation
Earnings Variance Explanations
For the Three-Month Periods Ended March 31, 2007 and 2006
     This discussion explains the changes in our consolidated net income for the three-month periods ended March 31, 2007 and 2006. Unaudited Condensed Consolidated Statements of Income for the three months ended March 31, 2007 and 2006 follow this discussion. We will file our Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2007 on or before May 10, 2007. We suggest that this discussion be read in connection with the Pinnacle West Capital Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).
EARNINGS CONTRIBUTION BY BUSINESS SEGMENT
     Pinnacle West’s two principal business segments are:
•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electric service to Native Load customers) and related activities and includes electricity generation, transmission and distribution; and

•	our real estate segment, which consists of SunCor’s real estate development and investment activities.
     The following table summarizes income from continuing operations by segment for the three months ended March 31, 2007 and 2006 and reconciles net income in total (dollars in millions):

	Three Months Ended
	March 31,
	2007	2006
Regulated electricity	$4	$(12)
Real estate	8	21
Other (a)	4	3

Income from continuing operations	16	12
Discontinued operations — net of tax:
Real estate	1	1

Net income	$17	$13

(a)	Primarily marketing and trading activity.

PINNACLE WEST CONSOLIDATED — RESULTS OF OPERATIONS
General
     Throughout the following explanations of our results of operations, we refer to “gross margin.” With respect to our regulated electricity segment, gross margin refers to operating revenues less fuel and purchased power costs. “Gross margin” is a “non-GAAP financial measure,” as defined in accordance with SEC rules. Exhibit 99.10 reconciles this non-GAAP financial measure to operating income, which is the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). We view gross margin as an important performance measure of the core profitability of our operations. This measure is a key component of our internal financial reporting and is used by our management in analyzing our business. We believe that investors benefit from having access to the same financial measures that our management uses.
Deferred Fuel and Purchased Power Costs
     Our subsidiary, Arizona Public Service Company (“APS”), settled its 2003 general retail rate case effective April 1, 2005. As part of the settlement, the Arizona Corporation Commission (“ACC”) approved the power supply adjustor (“PSA”), which permits APS to defer for recovery or refund fluctuations in retail fuel and purchased power costs, subject to specified parameters. In accordance with the PSA, APS defers for future rate recovery 90% of the difference between actual retail fuel and purchased power costs and the amount of such costs currently included in base rates. APS’ recovery of PSA deferrals from its customers is subject to the ACC’s approval of annual PSA adjustments and periodic surcharge applications.
     Since the inception of the PSA, APS has incurred substantially higher fuel and purchased power costs than those authorized for recovery through APS’ current base rates, primarily due to the use of higher cost resources and higher fuel prices, and has deferred those cost differences in accordance with the PSA. The balance of APS’ PSA accumulated unrecovered deferrals at March 31, 2007 was approximately $118 million. The recovery of PSA deferrals through ACC approved adjustors and surcharges recorded as revenue is offset dollar-for-dollar by the amortization of those deferred expenses recorded as fuel and purchased power.
     APS recorded PSA deferrals of (a) $45 million related to replacement power costs in 2005 associated with unplanned Palo Verde outages and (b) $79 million related to replacement power costs in 2006 associated with unplanned outages or reduced power operations at Palo Verde. The PSA deferrals associated with these unplanned Palo Verde outages and reduced power operations are the subject of ACC prudence reviews. The ACC staff has completed its prudence review of 2005 unplanned outages and has recommended disallowance of $16 million of the 2005 costs. The recommendation is being considered as part of APS’ general rate case currently pending before the ACC. The ACC staff recommendation does not change management’s belief that the expenses in question were prudently incurred and, therefore, are recoverable. The prudence review of 2006 unplanned outages has not yet been completed.

Operating Results — Three-month period ended March 31, 2007 compared with three-month period ended March 31, 2006
     Our consolidated net income for the three months ended March 31, 2007 was $17 million compared with $13 million for the comparable prior-year period. Net income increased $4 million in the period-to-period comparison, reflecting the following changes in earnings by segment:
•	Regulated Electricity Segment — Net income increased approximately $16 million primarily due to the effects of cooler weather on retail sales; higher retail sales due to customer growth; and lower operations and maintenance expense related to generation. In addition, higher fuel and purchased power costs were partially offset by the deferral of such costs in accordance with the PSA. See “Deferred Fuel and Purchased Power Costs” above.

•	Real Estate Segment — Net income decreased approximately $13 million primarily due to lower sales of land parcels and residential property.

•	Other miscellaneous items, net, increased approximately $1 million.

Additional details on the major factors that increased (decreased) net income are contained in the following table (dollars in millions):

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment gross margin:
Effects of cooler weather on retail sales	$13	$8
Higher retail sales due to customer growth, excluding weather effects	10	6
Higher fuel and purchased power costs due to increased prices (see “Deferred Fuel and Purchased Power Costs” above)	(14)	(9)
Increased deferred fuel and purchased power costs	12	7
Miscellaneous items, net	3	3

Net increase in regulated electricity segment gross margin	24	15
Lower real estate segment contribution primarily due to decreased sales of land parcels and residential property	(21)	(13)
Operations and maintenance decreases primarily due to:
Generation costs, including fewer power plant maintenance outages	4	2
Miscellaneous items, net	3	2
Other miscellaneous items, net	(4)	(2)

Net increase in net income	$6	$4

Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $70 million higher for the three months ended March 31, 2007 compared with the prior-year period primarily as a result of:
•	a $51 million increase in retail revenues related to recovery of PSA deferrals, which had no earnings effect because of amortization of the same amount recorded as fuel and purchased power expense (see “Deferred Fuel and Purchased Power Costs” above);

•	an $18 million increase in retail revenues due to cooler weather;

•	a $13 million increase in retail revenues related to customer growth, excluding weather effects;

•	a $5 million decrease in Off-System Sales due to lower sales volumes; and

•	a $7 million decrease due to miscellaneous factors.
Real Estate Segment Revenues
     Real estate segment revenues were $31 million lower for the three months ended March 31, 2007 compared with the prior-year period primarily as a result of:
•	a $20 million decrease in residential sales due to a slowdown in the western United States residential real estate markets;

•	a $15 million decrease in revenue primarily due to a significant land parcel sale in 2006 without a comparable sale in 2007; and

•	a $4 million increase due to miscellaneous factors.
Other Revenues
     Marketing and trading revenues were $13 million lower for the three months ended March 31, 2007 compared with the prior-year period primarily as a result of:
•	an $11 million decrease from lower competitive retail sales volumes in California; and

•	a $2 million decrease due to miscellaneous factors.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,		Increase (Decrease)
	2007	2006	Amount	Percent
Operating Revenues
Regulated electricity segment	$536,051	$466,126	$69,925	15.0%	B
Real estate segment	77,250	107,854	(30,604)	28.4%	W
Marketing and trading	72,471	85,002	(12,531)	14.7%	W
Other revenues	9,363	11,224	(1,861)	16.6%	W

Total	695,135	670,206	24,929	3.7%	B

Operating Expenses
Regulated electricity segment fuel and purchased power	203,353	157,395	45,958	29.2%	W
Real estate segment operations	61,443	71,330	(9,887)	13.9%	B
Marketing and trading fuel and purchased power	57,944	74,175	(16,231)	21.9%	B
Operations and maintenance	171,578	178,427	(6,849)	3.8%	B
Depreciation and amortization	89,621	87,621	2,000	2.3%	W
Taxes other than income taxes	34,719	35,573	(854)	2.4%	B
Other expenses	8,488	8,522	(34)	0.4%	B

Total	627,146	613,043	14,103	2.3%	W

Operating Income	67,989	57,163	10,826	18.9%	B

Other
Allowance for equity funds used during construction	4,444	3,801	643	16.9%	B
Other income	4,512	5,467	(955)	17.5%	W
Other expense	(6,353)	(4,541)	(1,812)	39.9%	W

Total	2,603	4,727	(2,124)	44.9%	W

Interest Expense
Interest charges	50,992	47,526	3,466	7.3%	W
Capitalized interest	(4,807)	(4,024)	(783)	19.5%	B

Total	46,185	43,502	2,683	6.2%	W

Income From Continuing Operations Before Income Taxes	24,407	18,388	6,019	32.7%	B

Income Taxes	8,609	6,793	1,816	26.7%	W

Income From Continuing Operations	15,798	11,595	4,203	36.2%	B

Income From Discontinued Operations
Net of Income Taxes	732	860	(128)	14.9%	W

Net Income	$16,530	$12,455	$4,075	32.7%	B

Weighted-Average Common Shares Outstanding – Basic	100,045	99,115	930	0.9%

Weighted-Average Common Shares Outstanding – Diluted	100,622	99,449	1,173	1.2%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations – basic	$0.16	$0.12	$0.04	33.3%	B
Net income – basic	$0.17	$0.13	$0.04	30.8%	B
Income from continuing operations – diluted	$0.16	$0.12	$0.04	33.3%	B
Net income – diluted	$0.16	$0.13	$0.03	23.1%	B
B – Better
W – Worse